Exhibit 10.19

INCENTIVE STOCK OPTION AGREEMENT

UNDER THE

IBERIABANK CORPORATION

2001 INCENTIVE COMPENSATION PLAN

THIS AGREEMENT entered into as of                                         , between IBERIABANK Corporation (“IBKC”) and                                           (“Optionee”).

1. Grant of Option

1.1 IBKC hereby grants to Optionee effective              (the “Date of Grant”), the option to purchase up to              shares of Common Stock (the “Option”) at an exercise price of              per share (the “Exercise Price”). The Option shall vest, become exercisable and expire as provided in Section 2 below.

1.2 The Option is intended to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended. If all or any portion of the option is not eligible for such treatment, the ineligible portion shall be treated as a non-qualified stock option.

2. Time of Exercise

2.1 Subject to the provisions of the Plan and this Agreement, the Optionee shall be entitled to exercise the Option as follows:

Years of Continuous Employment After Date of Grant of Option	Percentage of Total Shares Of Common Stock Subject to Option Which May be Exercised
After 1 year	14.286	(1)
After 2 years	28.572
After 3 years	42.858
After 4 years	57.144
After 5 years	71.430
After 6 years	85.716
After 7 years	100.000

(1)	Option can be exercised to receive stock beginning one year from grant; however, you must hold the stock for two years from the date of the grant of the option and for one year after exercise of such option in order to receive most favorable tax treatment. Optionees should consult their own tax advisor in determining individual tax consequences.

2.2 The Option shall expire and may not be exercised later than ten years following the Date of Grant.

2.3 Notwithstanding the foregoing, the Option shall become accelerated and immediately exercisable: (i) in the event of Optionee’s termination of employment as a result of death, disability or retirement and (ii) pursuant to the provisions of Section 8.12(b) of the IBERIABANK Corporation 2001 Incentive Compensation Plan (the “Plan”).

3. Conditions for Exercise of Option

During Optionee’s lifetime, the Option may be exercised only by the Optionee or by the Optionee’s guardian or legal representative. The Option must be exercised while Optionee is employed by IBKC, or, to the extent exercisable at the time of termination of employment, but not later than three months after the date on which the Optionee ceases to be an employee, except that if the Optionee ceases to be an employee because of death, retirement or disability, the vested Options may be exercised within one year from the earlier of the Optionee’s death, retirement or disability provided, however, that no Option may be exercised later than 10 years after the Date of Grant.

4. Additional Conditions

a. Anything in this Agreement to the contrary notwithstanding, if at any time IBKC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to the exercise of an Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to IBKC.

b. The Board or the Committee may by resolution immediately revoke, rescind and terminate any Option, or portion thereof, to the extent not yet vested, if Optionee is discharged from the employ of IBKC or a subsidiary company for cause, which, for purposes hereof, shall mean termination because of the Optionee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

5. Taxes

IBKC may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on the exercise of the Option.

6. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

7. Inconsistent Provisions

The Option granted hereby is subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

8. Adjustments to Option

Appropriate adjustments shall be made to the number and class of shares of Common Stock subject to the Option and to the exercise price in certain situations described in the Plan.

9. Termination of Option

The Committee, in its sole discretion, may terminate the Option. However, no termination may adversely affect the rights of Optionee to the extent that the Option is currently vested on the date of such termination.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.

IBERIABANK CORPORATION

By:
A duly authorized member
of the Committee

Optionee

Attest:

IBERIABANK CORPORATION

Form for Exercise Of Stock Options

IBERIABANK Corporation

200 West Congress Street, 12th Floor

Lafayette, Louisiana 70501

Dear Sir or Madam:

The undersigned elects to exercise his/her Incentive/Non-Incentive Stock Option (the “Stock Option”) to purchase              shares of Common Stock of IBERIABANK Corporation (the “Company”) under and pursuant to a Stock Option Agreement dated as of             . The Stock Option was granted under and subject to the terms and conditions of the following plan (check appropriate plan):

☐  1996 Stock Option Plan

☐  1999 Stock Option Plan

☐  Supplemental Stock Option Plan

☐  2001 Incentive Compensation Plan

☐  2005 Stock Incentive Plan

1. ☐  Delivered herewith is a certified or bank cashier’s or teller’s check and/or shares of Common Stock held by the undersigned for at least six months*, valued at the closing sale price of the Common Stock on the business day of, or prior business day to, the date of exercise (as specified in the plan), as follows:

$	in cash or check
$	in the form of shares of Common Stock, valued at $ per share
$	Total

2. ☐  Delivered herewith are irrevocable instructions to a broker approved by the Company to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.**

If method 1 is chosen, the name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name:

Address:

Social Security Number

Very truly yours,

___________
Date	Optionee

*	The six months requirement may be waived by the Compensation Committee.
**	This method must be approved in advance by the Compensation Committee.